Exhibit 99.1

Cost-U-Less Reports Earnings of 11 cents per share for Second Quarter.

Bellevue, WA, August 3, 2006

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the second fiscal quarter ended July 2, 2006 (Q2 2006).

Highlights for Q2 2006 were as follows:

o	EPS of $0.11 on net income of $475,000 vs. EPS of $0.12 on net income of $512,000 for the corresponding period a year ago (Q2 2005).

o	Operating Income of $915,000, equal to that of Q2 2005.

o	Sales of $53.6M vs. $52.3M for Q2 2005, a 2.4% increase.

o	Comparable store sales (stores open a full 13 months) increase of 2.8% over Q2 2005.

An improvement in gross margin partially offset an increase in store operating and G&A expenses. Store expenses increased 4.9% for Q2 2006 over Q2 2005 due to several factors, over half of which related to higher utility costs. The increase in general and administrative expenses was largely due to an increase in health benefit costs

“We are pleased to maintain our operating margins and profitability levels given the surge in energy costs over the last year,” said J. Jeffrey Meder, the Company’s President and CEO. “This hits us on two fronts. The cost of running our business continues to escalate, but our customers are facing the same increases, so their disposable income is on the decline.”

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 2, 2006	June 26, 2005	July 2, 2006	June 26, 2005
Net sales	$ 53,568	$ 52,295	$ 108,260	$ 105,534
Merchandise costs	43,515	42,597	88,008	86,262
Gross profit	10,053	9,698	20,252	19,272

Operating expenses:
Store	7,319	6,978	14,535	13,705
General and administrative	1,680	1,513	3,343	3,210
Store openings	139	233	153	264
Store closings	0	59	0	59
Total operating expenses	9,138	8,783	18,031	17,238

Operating income	915	915	2,221	2,034

Other income (expense):
Interest expense, net	(107)	(59)	(213)	(110)
Other	(3)	(34)	(15)	82
Income before income taxes	805	822	1,993	2,006

Income tax provision	330	310	760	760
Net income	$ 475	$ 512	$ 1,233	$ 1,246

Earnings per common share:
Basic	$ 0.12	$ 0.13	$ 0.31	$ 0.32
Diluted	$ 0.11	$ 0.12	$ 0.29	$ 0.30

Weighted average common shares outstanding, basic	4,021,173	3,981,856	4,009,506	3,886,453
Weighted average common shares outstanding, diluted	4,244,038	4,228,017	4,232,807	4,134,133

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	July 2, 2006	January 1, 2006
ASSETS
Current assets:
Cash and cash equivalents	$ 4,031	$ 5,304
Accounts receivable, net	842	843
Inventories, net	24,565	23,027
Other current assets	1,615	1,136
Total current assets	31,053	30,310

Property and equipment, net	19,858	18,550
Deposits and other assets	713	772

Total assets	$51,624	$49,632

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,164	$15,062
Accrued expenses and other liabilities	5,680	5,422
Line of credit	389	80
Current portion of long-term debt	267	267
Current portion of capital lease obligations	234	226
Total current liabilities	21,734	21,057

Other long-term liabilities	1,341	1,192
Long-term debt, less current portion	1,877	2,011
Capital lease obligations, less current portion	1,210	1,329
Total liabilities	26,162	25,589

Commitments and contingencies	—	—

Shareholders’ equity	25,462	24,043

Total liabilities and shareholders’ equity	$51,624	$49,632